Exhibit 99.1

RELEASE DATE: April 13, 2004

FASTENAL COMPANY REPORTS FIRST QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended March 31, 2004. Dollar amounts are in thousands.

Net sales for the three-month period ended March 31, 2004 totaled $284,206, an increase of 20.5% over net sales of $235,843 in the first quarter of 2003. Net earnings increased from $19,041 in the first quarter of 2003 to $28,147 in the first quarter of 2004, an increase of 47.8%. Earnings per share increased from $.25 to $.37 for the comparable periods.

During the first quarter of 2004, Fastenal opened 49 new sites. The 49 new sites in 2004 represent 3.7% more stores since December 31, 2003. There were 5,014 site employees as of March 31, 2004, an increase of 3.7% from December 31, 2003.

Management’s comments on 2004:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001, 2002, 2003, and the first three months of 2004, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%	13.9%	14.5%	16.9%
2004	16.1%	20.1%	19.1%

The twelve months of 2001, 2002, 2003, and the first three months of 2004, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%	13.7%	14.5%	16.9%
2004	16.1%	20.1%	19.1%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001, which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to March 2004 time frame represents some stabilization and improvement in the growth rates. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to March 2004 improvement reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (as discussed below). See also the impact of price increases included in the gross profit discussion below.

Gross profit margins in the first quarter of 2004 and 2003 were 50.3% and 49.5%, respectively. The largest impact to Fastenal’s gross profit margin relates to the impact of rising steel prices. As a reseller of industrial products, primarily steel-based industrial products, Fastenal has been forced to increase its selling prices. These increases resulted in approximately 2% of additional sales dollars in the first quarter of 2004. To date, the increases relate primarily to CSP (defined below) products, to changes in our wholesale (or list) pricing, and, to a lesser degree, increases in the selling prices to our key account customers. The latter being less immediate. The short-term gross profit margin benefited from these changes as the increased cost of new inventory, still on the shelf, is included in ending inventory, and will be relieved through cost of goods over the three to six month ‘turn’ period between purchase and sale of the product. Most of this short-term benefit will be eliminated as the year progresses; however, Fastenal’s ability to continue raising its prices in reaction to inbound cost increases should allow us to retain some of the increased gross profit margin. The second impact is related to vendor incentive programs, including vendor freight allowances and rebates. The third impact is related to improvements in freight costs, primarily inbound. The strengthening economy and the related increase in selling activity positively impacted these last two items. We expect the current economic activity, and its impact on our growth rates, will continue to maintain the improvement related to vendor incentives and freight costs.

Operating and administrative expenses grew at a rate of 13.4%, a rate less than the net sales growth rate of 20.5% discussed above. This was primarily due to the tight management of employee numbers throughout the organization in all of 2003 and in the first quarter of 2004. As discussed in our 2003 annual report, payroll and related expenses represent approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively.

As discussed in previous public statements, the Company’s goal is to continue opening approximately 10% to 15% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2003, the Company operated 1,314 stores; therefore, as previously announced, we expect to open approximately 135 to 200 new stores in 2004. The Company would consider raising that number if the economy continues to improve as we have seen over the last nine months. The Company opened 151 new stores in 2003 (or an increase over December 31, 2002 of 12.9%) and 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or ‘CSP’) in 2004. The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On March 31, 2004, 995 of Fastenal’s stores were operating with the ‘CSP’ layout and product selection.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding retaining a portion of the gross profit margin improvements, continuation of the improvements in vendor incentives and inbound freight costs, increases in selling locations, the time it typically takes a new store to achieve profitability, and the timeline for altering planned store openings. A change in the inbound inventory costs, from that currently being experienced, or the inability to increase selling prices, could cause gross profit margins to decline, a change from expected buying patterns could cause vendor incentives and inbound freight to be negatively impacted, and a change in the economy, from that currently being experienced, could cause inbound inventory costs, vendor incentives, inbound freight, and the store openings to change from that expected. A discussion of other risks and uncertainties is included in the Company’s 2003 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$53,088	49,750
Marketable securities	22,602	21,142
Trade accounts receivable, net of allowance for doubtful accounts of $4,302 and $4,070, respectively	151,192	128,756
Inventories	240,929	232,884
Deferred income tax asset	4,154	4,154
Other current assets	14,714	17,446
Refundable income taxes	—	64

Total current assets	486,679	454,196

Marketable securities	28,580	24,725
Property and equipment, less accumulated depreciation	171,853	169,553
Other assets, less accumulated amortization	3,115	3,069

Total assets	$690,227	651,543

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,878	40,124
Accrued expenses	24,501	20,817
Income taxes payable	15,979	—

Total current liabilities	83,358	60,941

Deferred income tax liability	13,862	13,862

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	9,445	9,445
Retained earnings	578,643	561,878
Accumulated other comprehensive income	4,160	4,658

Total stockholders’ equity	593,007	576,740

Total liabilities and stockholders’ equity	$690,227	651,543

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three months ended March 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$28,147	19,041
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	5,533	4,874
Loss on sale of property and equipment	396	131
Bad debt expense	1,603	1,404
Amortization of non-compete agreement	17	17
Changes in operating assets and liabilities:
Trade accounts receivable	(24,039)	(15,893)
Inventories	(8,045)	(15,420)
Other current assets	2,732	734
Accounts payable	2,754	(2,104)
Accrued expenses	3,684	3,493
Income taxes, net	16,043	10,573
Other	(476)	2,114

Net cash provided by operating activities	28,349	8,964

Cash flows from investing activities:
Purchase of property and equipment	(10,147)	(15,064)
Proceeds from sale of property and equipment	1,918	568
Net (increase) decrease in marketable securities	(5,315)	14,518
Increase in other assets	(63)	(96)

Net cash used in investing activities	(13,607)	(74)

Cash flows from financing activities:
Payment of dividends	(11,382)	(4,553)

Net cash used in financing activities	(11,382)	(4,553)

Effect of exchange rate changes on cash	(22)	168

Net increase in cash and cash equivalents	3,338	4,505
Cash and cash equivalents at beginning of year	49,750	14,296

Cash and cash equivalents at end of year	$53,088	18,801

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$1,188	1,246

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Three months ended March 31,
	2004	2003
Net sales	$284,206	235,843
Cost of sales	141,227	119,146

Gross profit	142,979	116,697
Operating and administrative expenses	97,453	85,969
Loss on sale of property and equipment	396	131

Operating income	45,130	30,597
Interest income	248	263

Earnings before income taxes and extraordinary gain	45,378	30,860
Income tax expense	17,231	11,819

Net earnings	28,147	19,041

Basic and diluted net earnings per share	$0.37	0.25

Basic weighted average shares outstanding	75,877	75,877

Diluted weighted average shares outstanding	75,965	75,877